 Exhibit 12.1

SIRIUS SATELLITE RADIO INC.
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2000	2001	2002	2003	2004	2005
	(Numbers in thousands, except ratios)
Earnings:
Pretax loss from continuing operations	$(134,744)	$(235,763)	$(422,481)	$(226,215)	$(707,961)	$(370,038)
Add:
Interest and other financial charges expended	33,595	89,686	106,163	50,510	41,386	14,526
Amortization of capitalized interest	-	-	10,324	11,653	11,653	5,855
Interest factor attributable to rentals	1,678	2,743	3,198	1,101	1,536	726

Earnings, as adjusted, from continuing operations	$(99,471)	$(143,334)	$(302,796)	$(162,951)	$(653,386)	$(348,931)

Fixed Charges:
Interest and other financial charges expended	$33,595	$89,686	$106,163	$50,510	$41,386	$14,526
Interest capitalized	63,728	19,270	5,426	-	-	-
Interest factor attributable to rentals	1,678	2,743	3,198	1,101	1,536	726

Total fixed charges	$99,001	$111,699	$114,787	$51,611	$42,922	$15,252

Ratio of earnings to fixed charges (1)	-	-	-	-	-	-
Deficiency of earnings to fixed charges	$198,472	$255,033	$417,583	$214,562	$696,308	$364,183
Fixed charges from above	$99,001	$111,699	$114,787	$51,611	$42,922	$15,252
Preferred stock dividends	48,971	42,156	45,985	88,208	-	-

Combined fixed charges and preferred stock dividends	$147,972	$153,855	$160,772	$139,819	$42,922	$15,252

Ratio of earnings to combined fixed charges and preferred stock dividends (2)	-	-	-	-	-	-
Deficiency of earnings to combined fixed charges and preferred stock dividends	$247,443	$297,189	$463,568	$302,770	$696,308	$364,183

(1)	No figure is provided for any period during which the applicable ratio was less than 1.00. Therefore earnings available for fixed charges were inadequate to cover fixed charges for these periods.
(2)	No figure is provided for any period during which the applicable ratio was less than 1.00. Therefore earnings available for fixed charges and preferred stock dividends were inadequate to cover fixed charges and preferred stock dividends for these periods.